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                                                                     EXHIBIT A-3

                           HERITABLE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FOR THE YEAR ENDED                FOR THE SIX MONTHS ENDED
                                       ------------------------------------------   -------------------------
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                           1993           1994           1995          1995          1996
                                       ------------   ------------   ------------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)
REVENUES
  Interest income....................    $ 16,608       $ 17,978       $ 25,842      $  12,797     $  12,979
  Fee and commission income..........       2,355          3,846          4,530          1,991         1,650
                                       ------------   ------------   ------------   -----------   -----------
       Total revenues................       18,963         21,824         30,372         14,788        14,629
                                       ------------   ------------   ------------   -----------   -----------
EXPENSES
  Salaries and employee benefits.....       1,903          2,980          4,017          3,262         3,362
  Interest expense...................      11,339          7,644         12,278          5,914         5,149
  Fee and commission expenses........       1,209          2,776          4,456          1,450         1,760
  Other operating expenses...........       4,881          4,071          2,455            768           317
  Release of general provisions on
     sale of loans...................          --             --             --             --        (1,530)
                                       ------------   ------------   ------------   -----------   -----------
       Total expenses................      19,332         17,471         23,206         11,394         9,058
                                       ------------   ------------   ------------   -----------   -----------
EARNINGS (LOSS) BEFORE INCOME
  TAXES..............................        (369)         4,353          7,166          3,394         5,571
  Provision (credit) for income
     taxes...........................         (84)         1,191          2,358          1,002         1,848
                                       ------------   ------------   ------------   -----------   -----------
NET EARNINGS (LOSS)..................    $   (285)      $  3,162       $  4,808      $   2,392     $   3,723
                                       ==========     ==========     ==========      =========     =========
  Earnings (loss) per share..........    $ (28.50)      $ 316.20       $ 480.80      $  239.20     $  372.30
                                       ==========     ==========     ==========      =========     =========
  Weighted average number of shares
     outstanding ....................      10,000         10,000         10,000         10,000        10,000
                                       ==========     ==========     ==========      =========     =========
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          See accompanying notes to consolidated financial statements.